EXHIBIT 10.1

EXECUTION VERSION

CONSULTING AGREEMENT

CONSULTING AGREEMENT (“Agreement”), dated as of November 3, 2017 (the “Effective Date”), by and between THREE BRIDGES CONSULTING LLC (“Consultant”), having an address at 294 Riversville Road, Greenwich, CT 06831, and SCREEN MEDIA VENTURES, LLC (the “Company”), a Delaware limited liability company and subsidiary of Chicken Soup for the Soul Entertainment, Inc. (“Parent”), having an address at 132 E. Putnam Avenue, Cos Cob, Connecticut 06807.

WHEREAS, the Company desires to retain the services of Consultant, and Consultant desires to provide its services to the Company, on the terms and conditions herein set forth.

IT IS AGREED:

1.             Services. During the Term (as defined herein), the Consultant shall provide the Company with advice and assistance with respect to (a) the transition of ownership of the Company from MV Holdings LLC to Parent, (b) relationships with the Company’s employees and vendors and (c) general operations of the Company. Consultant shall provide its services through Joseph Kovacs, who will be made available to the Company as reasonably requested by the Company, including by telephone when such services can be provided telephonically. The Consultant shall provide its services diligently and professionally. In connection with the services to be provided to the Company, the Consultant (and Mr. Kovacs) shall promote and protect the interests of Parent and the Company and their brands, concepts and products and services.

2.	Compensation.

2.1           Fees. During the Term, the Company shall pay to Consultant a consulting fee at the annual rate of $200,000 (the “Fees”). The Fees shall be paid in substantially equal, monthly installments, commencing on December 1, 2017.

2.2           Expenses. During the Term, the Company shall reimburse Consultant in accordance with Parent’s reimbursement policies for all reasonable out-of-pocket expenses incurred by it in connection with the performance of its duties hereunder. All such expenses shall be preapproved by the Company.

3.             Term. The term of this Agreement shall commence as of the Effective Date and shall continue until the close of business on the second anniversary of the Effective Date (the “Term”).

4.	Termination.

4.1           Dissolution or Death or Termination of Kovacs. This Agreement shall automatically terminate upon the Consultant’s dissolution or bankruptcy, or upon the death of Mr. Kovacs, or if Mr. Kovacs is terminated by the Consultant or no longer otherwise engaged by the Consultant and made available to the Company for the services required hereunder.

4.2           Disability. This Agreement may be terminated by the Company by reason of Mr. Kovacs’ Disability. “Disability” means that Mr. Kovacs is substantially unable to perform or effectively discharge the duties prescribed hereunder due to an accident, physical or mental condition, disability or illness for a period of 60 consecutive days or a period of any 120 days in any twelve month period.

4.3           By the Company with or without Cause. The Company may terminate this Agreement with or without Cause. “Cause” means (a)  the continued and willful refusal or failure by Consultant to perform a material part of Consultant’s duties hereunder; (b) the conviction of Consultant or Mr. Kovacs for any crime which constitutes a felony in the jurisdiction involved or any conviction of, or plea of guilty or nolo contendere to, any crime involving moral turpitude; (c) Consultant’s (or Mr. Kovacs’) commission of any act of fraud, misappropriation, or embezzlement, in any case involving the properties, assets or funds of the Company or Parent or Parent’s other subsidiaries or affiliates, or the commission of other willful and dishonest conduct against the Company or Parent; (d) Consultant’s (or Mr. Kovacs’) commission of an act or failure to act that involves willful misconduct, bad faith or gross negligence of Consultant; or (f) any act by Consultant (or Mr. Kovacs) which has materially harmed or is reasonably likely to cause material harm to Parent’s or the Company’ brand identity or reputation. Notwithstanding the foregoing, “Cause,” for purposes of clause (a) of this Section 4.3, shall not exist unless (x) within 90 days of first learning of the event(s) purporting to constitute Cause, the Company or Parent delivers written notice to the Consultant that specifically identifies such event(s); (y) if curable, the Consultant fails to cure such event within 30 days after the date of such notice; and (z) the Company terminates this Agreement by written notice within 30 days following the end of such cure period.

4.4           By Consultant with Good Reason. Consultant may terminate this Agreement with “Good Reason.” “Good Reason” means the occurrence of any of the following circumstances without the Consultant’s prior written consent: (a) a material breach of this Agreement by the Company; or (b) a failure by the Company to make any payment to Consultant when due, unless the payment is not material and is being contested by the Company in good faith. Notwithstanding the foregoing, “Good Reason,” for purposes of clauses (a) of this Section 4.4, shall not exist unless (x) within 90 days of first learning of the event(s) purporting to constitute Good Reason, the Consultant delivers written notice to the Company that specifically identifies such event(s); (y) if curable, the Company fails to cure any such event within 30 days after the date of such notice; and (z) the Consultant terminates this Agreement by written notice within 30 days following the end of such cure period.

4.5	Obligations of Parent upon Termination.

(a)          Dissolution or Mr. Kovacs’ Death or Disability. In the event that this Agreement is terminated by reason of Consultant’s dissolution or bankruptcy or the death or Disability of Mr. Kovacs, the Company shall pay to Consultant (or his executor, administrator or personal representative, as applicable) (i) the Fees through the date of termination (the “Date of Termination”) and (ii) all allowable expenses incurred by Consultant, in accordance with Section 2.2, above, prior to the Date of Termination (the “Expenses”).

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(b)          Termination by the Company for Cause or Consultant without Good Reason. In the event that this Agreement is terminated by the Company for Cause or by Consultant without Good Reason, the Company shall pay to Consultant (i) the Fees through the Date of Termination and (ii) the Expenses.

(c)          Termination by the Company without Cause or Consultant for Good Reason. In the event that this Agreement is terminated by the Company without Cause or by Consultant with Good Reason, the Company shall pay to Consultant (i) the Fees through the remainder of the then current Term and (ii) the Expenses.

5.	Protection of Confidential Information and Reputation; Noncompetition.

5.1	Acknowledgment. Consultant (and Mr. Kovacs) acknowledges that:

(a)          As a result of Mr. Kovacs’ role with the Company both prior to and after the Effective Date, Consultant and Mr. Kovacs has obtained and will obtain secret and confidential information concerning the business of Parent, the Company and their affiliates (referred to collectively in this Section 5 as the “Company”), including, without limitation, financial information, proprietary rights, trade secrets and “know-how”, customers and sources (“Confidential Information”). “Confidential Information” shall not include information that: (i) at the time of disclosure is, or thereafter becomes, generally available to and known by the public other than as a result of, directly or indirectly, any violation of this Agreement by Consultant or Mr. Kovacs; (ii) at the time of disclosure is, or thereafter becomes, available to Consultant or Mr. Kovacs on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information to Consultant or Mr. Kovacs by a legal, fiduciary or contractual obligation to the Company; or (iii) was known by or in the possession of the Consultant or Mr. Kovacs or its or his representatives on a non-confidential basis, before being disclosed by or on behalf of the Company under this Agreement.

(b)          The Company will suffer substantial damage which will be difficult to compute if, during the period of involvement with the Company or thereafter, Consultant or Mr. Kovacs should enter a business competitive with the Company or divulge Confidential Information.

(c)          The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and that without these protections, neither Parent nor the Company would not have entered into this Agreement or provided Consultant or Mr. Kovacs with access to the Confidential Information or have consummated the merger between the Company and SMV Merger Sub on even date herewith (“Merger”).

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5.2           Confidentiality. Consultant agrees (and Mr. Kovacs agrees) that it or he will not at any time, during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by it or him as a result of its or his relationship with the Company both prior to and after the Effective Date, except (i) in the course of performing its or his duties hereunder, (ii) with Parent’s prior written consent, (iii) to the extent that any such information is in the public domain other than as a result of Consultant’s or Mr. Kovacs’ or any of their affiliates’ breach of any of its or his obligations hereunder or (iv) where required to be disclosed by court order, subpoena or other government process. If Consultant or Mr. Kovacs shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Consultant promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, Parent and, at Parent’s expense, Consultant and Mr. Kovacs shall: (a) take all reasonably necessary and lawful steps required by Parent to defend against the enforcement of such subpoena, court order or other government process and (b) permit Parent to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof at Parent’s expense.

5.3           Documents. Upon termination of this Agreement, Consultant and Mr. Kovacs will promptly deliver to Parent (of, as directed by Parent, the Company) all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Consultant and Mr., Kovacs shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

5.4           Protection of Brand Identity and Reputation. During and after the Term, Consultant and Mr. Kovacs shall not:

(a)          take any action or engage in any activity that would reasonably be likely to harm the reputation of the Company or diminish the value of its brands, concepts, products or services; or

(b)          publicly or privately disparage Parent or its brands, concepts, products or services, officers, directors, employees or affiliates.

5.5	Non-Compete and Non-Solicitation.

(a)          During the Term and for a period of six months thereafter, and in further consideration of Parent’s purchase of the Company through the Merger, the Consultant and Mr. Kovacs shall not directly or through any affiliate engage in or have any ownership interest in any business or activity substantially similar to any of the components of the Business (as defined below) anywhere in the world. For purposes of this Agreement, “Business” shall mean (i) the production and dissemination of video content under titles using, in whole or part, the name “Chicken Soup for the Soul” or “Screen Media” variants or derivatives thereof, (ii) the production or dissemination of video content similar to that offered by the Company or Parent during the Term, and (c) other products and services using intellectual property of Parent or the Company or otherwise derived therefrom, including, but not limited to, television show, and films.

(b)          Notwithstanding the foregoing, the following in and of themselves shall not be deemed a breach of Section 5.5(a):

(i)          Ownership of less than 3% of the outstanding stock of any publicly traded corporation regardless of its business;

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(ii)         Passively investing in private companies the activities of which, at the time of such investment, would not reasonably be deemed to violate this Section 5.5 were Consultant or Mr. Kovacs to be engaged in such activity directly.

(c)          During the Term and for period of two years thereafter, Consultant and Mr. Kovacs shall not, directly or indirectly, for itself or himself or any other person (i) induce or attempt to induce any employee to leave the employ of Parent or the Company or their successors, assigns and affiliates or (ii) in any way knowingly interfere with the relationship between Parent or the Company and any employee, customer, publisher, author or supplier of Parent or the Company.

5.6           Acknowledgement. Consultant and Mr. Kovacs acknowledges and agrees that the provisions of this Article V are reasonable in scope and are integral components of the consideration being provided to Parent and the Company for their agreement to enter into this Agreement and to consummate the Merger.

5.7           Injunctive Relief. If Consultant or Mr. Kovacs commits a breach, or threatens to commit a breach, of any of the provisions of Section 5, Parent or the Company shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Consultant and Mr. Kovacs that the services being rendered hereunder to the Company and Parent are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to Parent or the Company. The rights and remedies enumerated in this Section shall be in addition to, and not in lieu of, any other rights and remedies available to Parent or the Company under law or equity.

5.8           Modification. If any provision of Section 5 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.9           Survival. The provisions of this Section 5 shall survive the termination of this Agreement for any reason.

6.	Miscellaneous Provisions.

6.1           Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (a) delivered personally to the party to receive the same, or (b) when mailed first class postage prepaid, by certified mail, return receipt requested, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.2. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof to the party at the address indicated in the preamble of this Agreement, with a copy in any case to:

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If to Parent:

Chicken Soup for the Soul, LLC

132 E. Putnam Avenue

Floor 2W

Cos Cob, Connecticut 06807

Attention: Mr. William J. Rouhana, Jr.

If to Consultant:

Three Bridges Consulting LLC

294 Riversville Road

Greenwich, CT 06831

Attn: Joseph Kovacs

6.2           Arbitration. Except as set forth in Section 5.7 above, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Connecticut in accordance with the then-existing applicable JAMS/Endispute Arbitration Rules and Procedures. In the event of such an arbitration proceeding, Consultant and Parent shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event Consultant and Parent cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither Consultant nor Parent nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of Connecticut, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

6.3           Entire Agreement; Waiver. Effective as of the Effective Date, this Agreement (and the agreements attached as exhibits hereto) sets forth the entire agreement of the parties relating to the matters herein and prescribed hereby and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing that is executed by the party or parties against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

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6.4           Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the internal law of the State of Connecticut applicable to agreements made and to be performed entirely in Connecticut.

6.5           Legal Fees. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

6.6           Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, as applicable. This Agreement shall not be assignable by Consultant, but shall inure to the benefit of and be binding upon Consultant’s assigns and legal representatives. Parent shall be deemed a third party beneficiary of this Agreement.

6.7           Severability. Should any provision or this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.8           Independent Contractor. The Consultant’s services under the terms of this Agreement shall be rendered by it and Mr. Kovacs as an independent contractor and all services and work product delivered by the Consultant (or Mr. Kovacs) shall be deemed works for hire, all of which shall be the sole property of the Company. The Consultant (and Mr. Kovacs) hereby affirmatively waives all claims to any work product produced by it or him in connection with its or his duties under this Agreement and hereby assigns to the Company any and all rights therein that would otherwise be deemed the Consultant’s or Mr. Kovacs’ property.

6.9           Counterparts. This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

SCREEN MEDIA VENTURES LLC

By:
Name:	William J. Rouhana, Jr.
Title:	Chief Executive Officer

THREE BRIDGES CONSULTING LLC

By:
Name:
Title:

Acknowledged, agreed and accepted (for purposes of Sections 5.2, 5.5 and 5.7)

JOSPEH KOVACS, Individually

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